Exhibit 99.1

Kellogg Company
Financial News Release

Analyst Contact:
John Renwick, CFA (269) 961-9050

Media Contact:
Kris Charles, (269) 961-3799

Kellogg Company Reports Second Quarter 2017 Results and Reaffirms 2017 Guidance
BATTLE CREEK, Mich. - August 3, 2017 - Kellogg Company (NYSE: K) today announced second-quarter 2017 results and reaffirmed its financial outlook for the full year 2017.
"Our second quarter results keep us on track to deliver on our full-year financial targets, with sequential improvement in net sales performance and continued profit-margin expansion," said John Bryant, Kellogg Company’s chairman and chief executive officer. “More importantly, we continued to make progress toward the transformation of our Company. For instance, during the quarter we made strong progress on our transition out of Direct Store Delivery (DSD) in U.S. Snacks, an enormously complex initiative that the team has executed exceptionally well. We remain committed to returning to top-line growth, as outlined in our 2020 Growth Plan."

* All guidance and goals expressed in this press release are on a currency-neutral comparable basis. Expected net sales, margins, operating profit, operating profit margin and earnings per share are provided on a non-GAAP, currency-neutral comparable basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. Please refer to the "Non-GAAP Financial Measures" section included later in this press release for a further discussion of our use of non-GAAP measures, including quantification of known expected adjustment items.

Financial Summary:	Quarter ended			Year-to-date period ended
(millions, except per share data)	July 1, 2017	July 2, 2016	% Change	July 1, 2017	July 2, 2016	% Change
Reported Net Sales	$3,187	$3,268	(2.5)%	$6,441	$6,663	(3.3)%
Comparable Net Sales *	$3,137	$3,261	(3.8)%	$6,340	$6,647	(4.6)%
Currency-Neutral Comparable Net Sales *	$3,160		(3.1)%	$6,395		(3.8)%

Reported Operating Profit	$453	$449	0.7%	$813	$887	(8.4)%
Comparable Operating Profit *	$538	$508	5.9%	$1,056	$1,024	3.2%
Currency-Neutral Comparable Operating Profit *	$544		6.9%	$1,071		4.6%

Reported Net Income	$282	$280	0.7%	$544	$455	19.6%
Comparable Net Income*	$340	$321	5.9%	$716	$660	8.5%
Currency-Neutral Comparable Net Income*	$345		7.5%	$730		10.6%

Reported Diluted Earnings Per Share	$0.80	$0.79	1.3%	$1.54	$1.29	19.4%
Comparable Diluted Earnings Per Share *	$0.97	$0.91	6.6%	$2.03	$1.86	9.1%
Currency-Neutral Comparable Diluted Earnings Per Share *	$0.98		7.7%	$2.07		11.3%
* Non-GAAP financial measure. See "Non-GAAP Financial Measures" section and "Reconciliation of Non-GAAP Amounts" tables within this release for important information regarding these measures.

Second Quarter Consolidated Results:

•
Kellogg’s second quarter 2017 GAAP (or "reported") earnings per share increased by 1% from the prior-year quarter, as higher operating profit and a lower effective tax rate more than offset a higher level of restructuring charges. Non-GAAP, comparable earnings per share were up almost 7% from the year-earlier quarter, and non-GAAP, currency-neutral comparable earnings per share increased by about 8% year-on-year.

•
Quarterly reported operating profit increased about 1%, and operating profit margin improved, as productivity savings more than offset the impact of higher restructuring charges related to the Project K restructuring program, which includes this year's exit from its U.S. Snacks segment's Direct Store Delivery sales and delivery system. Currency-neutral comparable operating profit increased by nearly 7% because of efficiencies in Cost of Goods Sold and Selling General and Administrative expenses related to Zero-Based Budgeting and Project K, driving more than a full percentage point of currency-neutral comparable operating profit-margin expansion.

•
Second-quarter 2017 reported and currency-neutral comparable net sales decreased, due principally to soft consumption trends in the U.S. and reduced merchandising activity in Europe related to pricing actions.

Reconciliation of Non-GAAP Amounts - As Reported to Currency-Neutral Comparable Earnings Per Share
	Quarter ended		Year-to-date period ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016

Reported EPS	$0.80	$0.79	$1.54	$1.29
Mark-to-Market (pre-tax)	0.02	0.05	(0.04)	(0.01)
Project K and Cost Reduction Activities (pre-tax)	(0.27)	(0.20)	(0.67)	(0.35)
Other Costs Impacting Comparability (pre-tax)	—	—	—	(0.43)
Venezuela operations impact (pre-tax)	—	—	—	0.01
Remeasurement of Venezuelan Business (pre-tax)	—	(0.01)	—	(0.03)
Income Tax Benefit Applicable to Adjustments, Net*	0.08	0.04	0.22	0.24
Comparable EPS	0.97	0.91	2.03	1.86

Foreign Exchange	(0.01)		(0.04)

Currency-Neutral Comparable EPS	$0.98		$2.07
* Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.
Second Quarter Business Performance*:
Please refer to the segment tables in the back of this document.
Kellogg Company's second-quarter net sales and operating profit performance improved sequentially from the first quarter, as anticipated. Year-on-year, broad-based consumption softness persisted in the U.S., and Pringles sales in Europe were pulled down by merchandising lost in the aftermath of since-resolved price negotiations with retailers. These factors masked growth in non-traditional channels, in emerging markets, and in many core brands. Meantime, productivity initiatives continued to improve the Company's profit margins.
Kellogg North America’s net sales in the second quarter decreased on a reported and currency-neutral comparable basis, principally reflecting continued softness in consumption in traditional retail channels, but the Region continued to make progress against key strategic priorities to improve future sales performance. Reported operating profit decreased, due to higher restructuring charges and lower net sales, but currency-neutral comparable operating profit increased strongly because of cost savings under the Project K and Zero-Based Budgeting initiatives.

•
The U.S. Morning Foods segment posted lower net sales on both a reported and currency-neutral comparable basis, owing to the broad consumption softness mentioned above. That said, Morning Foods' share performance in cereal improved sequentially, and it gained share year-on-year in toaster pastries. On both a reported and currency-neutral comparable basis, the segment's operating profit and operating-profit margin again improved, on the strength of productivity initiatives.

•
The U.S. Snacks segment posted flat net sales, on both a reported and currency-neutral comparable basis. During the quarter the Company made good progress in its transition out of Direct Store Delivery distribution system. It commenced shipments to customers' warehouses ahead of transitioning out of DSD, but this anticipated sales benefit was offset by the impact of category softness and a reduction of merchandising activity intended to facilitate the transition. Nevertheless, its "Big 3" crackers brands held share, and Rice Krispies Treats sustained its momentum, and the project remains on track, from both an execution and financial standpoint. Higher up-front costs related to Project K restructuring, in line with forecasts, drove a decrease in reported operating profit, while currency-neutral comparable operating profit was off slightly because of boosted brand investment intended to improve top-line growth going forward.

•
The U.S. Specialty Channels segment posted another quarter of growth in reported and currency-neutral comparable net sales, again driven by innovation and expansion in core and emerging channels. The segment also delivered another quarter of solid reported and currency-neutral comparable operating profit and operating-profit margin.

•
The North America Other segment, which is comprised of the U.S. Frozen Foods, Kashi, and Canadian businesses, posted a decrease in reported and currency-neutral comparable net sales. Frozen Foods' sales increased and Canada's sales were flat, but Kashi Company sales declined, owing to exited non-core businesses and previously lost distribution in snack bars. However, renovated and new products are gradually moderating the rate of decline, with Kashi gaining share in cereal while markedly decelerating its share declines in snack bars. On a reported and currency-neutral comparable basis, the segment's operating profit and operating-profit margin increased strongly in the quarter.
Kellogg Europe posted a decrease in reported and currency-neutral comparable net sales, mainly because of lost merchandising activity related to since-resolved customer negotiations related to pricing actions on Pringles. This is masking continued sequential improvement in our U.K. cereal business and growth in emerging markets like Russia. Operating profit increased on a reported basis, owing to lower restructuring costs, but it declined slightly on a currency-neutral comparable basis, as the impact of the sales decline more than offset the margin-enhancing benefit of productivity savings.
In Latin America, reported net sales increased due to the December 2016 acquisition of Parati in Brazil, while currency-neutral comparable net sales were down, due to economic softness and trade-inventory reductions in Central America and Caribbean. These factors masked continued growth in Mexico and expansion in Argentina and Chile. On a reported basis, Latin America's operating profit increased substantially, due to the Parati acquisition, but it declined on a currency-neutral comparable basis, due to currency-driven input cost inflation and to lower sales in Central America and Caribbean. Importantly, the integration of Parati is progressing well, with that business continuing to grow in spite of a challenging operating environment.
Reported and currency-neutral comparable net sales in Asia Pacific increased, led by a return to growth in Australia, continued broad-based growth in Asia, and sustained momentum in Pringles across the Region. Asia Pacific increased its operating profit and operating profit margin strongly on a reported and currency-neutral comparable basis.
Outlook for 2017*:
The Company reaffirms its guidance for currency-neutral comparable net sales, operating profit and earnings per share, as well as for cash flow. Specifically:

•	The Company continues to forecast a decline in currency-neutral comparable net sales of about (3)% in 2017, with no change to its estimates for the DSD exit's impact or for the rest of the business.

•
Guidance is affirmed for currency-neutral comparable operating profit, which the Company still believes will grow 7-9% year on year, as productivity savings offset the impact of lower net sales. The exit from DSD is still expected to be neutral to operating profit, as overhead savings later in the year offset the negative net sales impact from list-price adjustments, rationalization of stock-keeping units (SKU), and potential disruption during the transition. The Company's currency-neutral comparable operating profit margin is still expected to improve by more than a full percentage point, keeping it well on track toward its goal of approximately 350 basis points of expansion from 2015 through 2018.

•
Guidance is also affirmed for earnings per share on a currency-neutral comparable basis. Specifically, the Company still expects to generate growth of 8-10% off a 2016 base that excludes after-tax $0.02 from deconsolidated Venezuela results, to $4.03-4.09. The growth should be driven by the aforementioned 7-9% growth in operating profit, with roughly 1% of additional leverage from modestly lower shares outstanding and other items, which slightly more than offset a higher effective tax rate and flat interest expense.

•
This earnings per share guidance excludes currency translation impact. Given the recent movement in key exchange rates, the Company now estimates this impact to be about $(0.06) after tax, which is roughly half of our previous estimate of $(0.12), and would imply a comparable-basis earnings per share of $3.97-4.03 for 2017.

•
Comparable-basis and currency-neutral comparable-basis earnings per share guidance by definition excludes up-front costs of about after-tax $(0.80)-(0.90) per share, or $(400)-(450) million pretax, related to the Project K program, and these cost estimates are unchanged. The EPS guidance also continues to exclude after-tax $(0.01)-(0.03) per share of integration costs, related to the Company's recent acquisition in Brazil, as well as previous acquisitions. Excluding these integration costs, the Brazil acquisition is expected to be neutral to currency-neutral comparable earnings per share.

•
The Company also affirmed its guidance for 2017 cash flow. Specifically, it forecasts cash from operating activities should be approximately $1.6-1.7 billion, which after capital expenditure translates into cash flow of $1.1-1.2 billion. The latter would be an increase over 2016's $1.1 billion, as higher earnings and continued trimming of working capital and capital expenditure more than cover increased cash outlays related to Project K restructuring programs.

“We are encouraged that we remain on track to deliver on our 2017 currency-neutral comparable profit and earnings outlook, even amidst challenging industry conditions," added Mr. Bryant.  “However, we are equally pleased that we are taking the right actions to return our business to top-line growth, which is a priority for us.”
Conference Call / Webcast
Kellogg will host a conference call to discuss results and outlook on Thursday, August 3, 2017 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be broadcast live over the Internet at http://investor.kelloggs.com. Analysts and institutional investors may participate in the Q&A session by dialing (855) 209-8258 in the U.S., and (412) 542-4104 outside of the U.S. Members of the media and the public are invited to attend in a listen-only mode. Information regarding the rebroadcast is available at http://investor.kelloggs.com.
About Kellogg Company
At Kellogg Company (NYSE: K), we are driven to enrich and delight the world through foods and brands that matter. With 2016 sales of about $13 billion, Kellogg is the world’s leading cereal company; second largest producer of cookies and crackers; a leading producer of savory snacks; and a leading North American frozen foods company. Every day, our well-loved brands nourish families so they can flourish and thrive. These brands include Kellogg’s®, Keebler®, Special K®, Pringles®, Kellogg’s Frosted Flakes®, Pop-Tarts®, Kellogg’s Corn Flakes®, Rice Krispies®, Kashi®, Cheez-It®, Eggo®, Coco Pops®, Mini-Wheats®, and many more. To learn more about our responsible business leadership, foods that delight and how we strive to make a difference in our communities around the world, visit www.kelloggcompany.com.
Non-GAAP Financial Measures
This filing includes non-GAAP financial measures that we provide to management and investors that exclude certain items that we do not consider part of on-going operations. Items excluded from our non-GAAP financial measures are discussed in the "Significant items impacting comparability" section of this filing. Our management team consistently utilizes a combination of GAAP and non-GAAP financial measures to evaluate business results, to make decisions regarding the future direction of our business, and for resource allocation decisions, including incentive compensation. As a result, we believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team and improves investors’ understanding of our underlying operating performance and in their analysis of ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures.
Non-GAAP financial measures used include comparable net sales, comparable gross margin, comparable SG&A, comparable operating profit, comparable operating profit margin, comparable effective tax rate, comparable net income, comparable diluted EPS, and cash flow. These non-GAAP financial measures are also evaluated for year-over-year growth and on a currency-neutral basis to evaluate the underlying growth of the business and to exclude the effect of foreign currency. We determine currency-neutral operating results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period. These non-GAAP financial measures may not be comparable to similar measures used by other companies.

•
Comparable net sales: We adjust the GAAP financial measures to exclude the pre-tax effect of acquisitions, and divestitures. We excluded the items which we believe may obscure trends in the company's underlying net sales performance. By providing this non-GAAP net sales measure, management intends to provide investors with a meaningful, consistent comparison of net sales performance for the Company and each of our reportable segments for the periods presented. Management uses this non-GAAP measure to evaluate the effectiveness of initiatives behind net sales growth, pricing realization, and the impact of mix on our business results. This non-GAAP measure is also used to make decisions regarding the future direction of our business, and for resource allocation decisions. Currency-neutral comparable net sales represents comparable net sales excluding the impact of foreign currency.

•
Comparable gross profit, comparable gross margin, comparable SG&A, comparable SG&A%, comparable operating profit, comparable operating profit margin, comparable net income, and comparable diluted EPS: We adjust the GAAP financial measures to exclude the effect of Project K and cost reduction activities, acquisitions, divestitures, integration costs, mark-to-market adjustments for pension plans, commodities and certain foreign currency contracts, costs associated with the early redemption of debt outstanding, and costs associated with the prior-year Venezuela remeasurement. We excluded the items which we believe may obscure trends in the company's underlying profitability. The impact of acquisitions are not excluded from comparable diluted EPS. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, such as Project K, ZBB and Revenue Growth Management, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments. Currency-neutral comparable represents comparable excluding foreign currency impact.

•
Comparable effective tax rate: We adjust the GAAP financial measure to exclude tax effect of Project K and cost reduction activities, divestitures, integration costs, mark-to-market adjustments for pension plans, commodities and certain foreign currency contracts, costs associated with the early redemption of debt outstanding, and costs associated with prior-year Venezuela remeasurement. We excluded the items which we believe may obscure trends in our pre-tax income and the related tax effect of those items on our underlying tax rate. By providing this non-

GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the company's effective tax rate, excluding the pre-tax income and tax effect of the items noted above, for the periods presented. Management uses this non-GAAP measure to monitor the effectiveness of initiatives in place to optimize our global tax rate.

•
Cash flow: Defined as net cash provided by operating activities reduced by expenditures for property additions. Cash flow does not represent the residual cash flow available for discretionary expenditures. We use this non-GAAP financial measure of cash flow to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases once all of the Company’s business needs and obligations are met. Additionally, certain performance-based compensation includes a component of this non-GAAP measure.

These measures have not been calculated in accordance with GAAP and should not be viewed as a substitute for GAAP reporting measures.
Forward-looking guidance for comparable net sales, comparable operating profit, comparable operating profit margin, comparable net income attributable to Kellogg, comparable diluted EPS, and cash flow is included in this press release. Guidance for net sales and operating profit excludes the impact of mark-to-market adjustments, integration costs, costs related to Project K, acquisitions, dispositions, foreign-currency translation, prior-year remeasurement of the Venezuelan business, and other items that could affect comparability.  Guidance for earnings per share excludes the impact of mark-to-market adjustments, divestitures, integration costs, costs related to Project K, foreign-currency translation, prior-year remeasurement of the Venezuelan business, and other items that could affect comparability; it includes the impact of acquisitions. We have provided these non-GAAP measures for future guidance for the same reasons that were outlined above for historical non-GAAP measures.
We are unable to reasonably estimate the potential full-year financial impact of mark-to-market adjustments, acquisitions or dispositions because these impacts are dependent on future changes in market conditions (interest rates, return on assets, and commodity prices) or future decisions to be made by our management team and Board of Directors. As a result, these items are not included in the guidance provided. Therefore, we are unable to provide a full reconciliation of these non-GAAP measures used in our guidance without unreasonable effort as certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company.
    See the table below that outlines the projected impact of certain other items that are excluded from non-GAAP guidance:

Reconciliation of Non-GAAP amounts - 2017 Full Year Guidance*
	Net sales	Operating profit	EPS
Currency-Neutral Comparable Guidance	Approx. (3.0%)	7.0% - 9.0%	$4.03 - $4.09
Foreign currency impact	(1.3%)	(1.6%)	Approx. ($.06)
Comparable Guidance	Approx. (4.3%)	5.4% - 7.4%	$3.97 - $4.03

Impact of certain items that are excluded from Non-GAAP guidance:
Project K and cost reduction activities (pre-tax)	-	(2.8%) - (6.3%)	($1.28) - ($1.14)
Integration costs (pre-tax)	-	0.3%	($.03) - ($.02)
Acquisitions/dispositions (pre-tax)	1.4%	1.0%	$.08
Income tax benefit applicable to adjustments, net**			$.37 - $.33
* 2017 full year guidance for net sales, operating profit, and earnings per share are provided on a non-GAAP, comparable and currency-neutral comparable basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company.  The Company is providing quantification of known adjustment items where available.

** Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Reconciliation of Non-GAAP amounts - Cash Flow Guidance
(millions)
Approximate
Full Year 2017
Net cash provided by (used in) operating activities	$1,600 - $1,700
Additions to properties	($500)
Cash Flow	$1,100 - $1,200

The estimated full-year impact of foreign currency is calculated based on the difference between current-year forward rates and prior-year rates that were available at the end of the current reporting period for each currency in which the Company is expected to transact.  These rates were applied to forecasted revenue and expense activity for the remainder of the year to estimate year-over-year foreign currency impact.
Forward-Looking Statements Disclosure
This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s efficiency-and-effectiveness program (Project K), the integration of acquired businesses, the Company’s strategy, Zero-Based Budgeting, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, charges, rates of return, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects, workforce reductions, savings, and competitive pressures. Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning.The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the ability to implement Project K and zero-based budgeting as planned, whether the expected amount of costs associated with Project K will differ from forecasts, whether the Company will be able to realize the anticipated benefits from Project K and Zero-Based Budgeting in the amounts and times expected, the ability to realize the anticipated benefits and synergies from business acquisitions in the amounts and at the times expected, the impact of competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; labor costs; disruptions or inefficiencies in supply chain; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability; legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.
Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.

[Kellogg Company Financial News]

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(millions, except per share data)

	Quarter ended		Year-to-date period ended
(Results are unaudited)	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Net sales	$3,187	$3,268	$6,441	$6,663
Cost of goods sold	1,922	1,998	3,972	4,148
Selling, general and administrative expense	812	821	1,656	1,628
Operating profit	453	449	813	887
Interest expense	63	68	124	285
Other income (expense), net	(6)	4	(3)	4
Income before income taxes	384	385	686	606
Income taxes	102	106	144	153
Earnings (loss) from unconsolidated entities	—	1	2	2
Net income	$282	$280	$544	$455
Per share amounts:
Basic earnings	$0.81	$0.80	$1.56	$1.30
Diluted earnings	$0.80	$0.79	$1.54	$1.29
Dividends	$0.52	$0.50	$1.04	$1.00
Average shares outstanding:
Basic	349	350	350	350
Diluted	352	354	353	354
Actual shares outstanding at period end			346	349

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year-to-date period ended
(unaudited)	July 1, 2017	July 2, 2016
Operating activities
Net income	$544	$455
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	240	251
Postretirement benefit plan expense (benefit)	(96)	(56)
Deferred income taxes	(67)	7
Stock compensation	36	30
Other	30	11
Postretirement benefit plan contributions	(28)	(23)
Changes in operating assets and liabilities, net of acquisitions	(5)	(27)
Net cash provided by (used in) operating activities	654	648
Investing activities
Additions to properties	(268)	(249)
Acquisitions, net of cash acquired	4	(15)
Investments in unconsolidated entities, net proceeds	6	29
Other	(4)	(15)
Net cash provided by (used in) investing activities	(262)	(250)
Financing activities
Net issuances (reductions) of notes payable	287	(424)
Issuances of long-term debt	655	2,061
Reductions of long-term debt	(626)	(1,227)
Net issuances of common stock	65	233
Common stock repurchases	(390)	(386)
Cash dividends	(363)	(351)
Net cash provided by (used in) financing activities	(372)	(94)
Effect of exchange rate changes on cash and cash equivalents	34	(24)
Increase (decrease) in cash and cash equivalents	54	280
Cash and cash equivalents at beginning of period	280	251
Cash and cash equivalents at end of period	334	$531

Supplemental financial data:
Net cash provided by (used in) operating activities	$654	$648
Additions to properties	(268)	(249)
Cash Flow (operating cash flow less property additions) (a)	$386	$399

(a)	Non-GAAP financial measure. See "Use of Non-GAAP Financial Measures" paragraph and "Reconciliation of Non-GAAP Amounts" tables within this release for important information regarding these measures.

Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(millions, except per share data)

	July 1, 2017	December 31, 2016
	(unaudited)	*
Current assets
Cash and cash equivalents	$334	$280
Accounts receivable, net	1,427	1,231
Inventories:
Raw materials and supplies	324	315
Finished goods and materials in process	877	923
Other prepaid assets	205	191
Total current assets	3,167	2,940
Property, net of accumulated depreciation of $5,530 and $5,280	3,613	3,569
Investments in unconsolidated entities	435	438
Goodwill	5,127	5,166
Other intangibles, net of accumulated amortization of $58 and $54	2,423	2,369
Other assets	770	629
Total assets	$15,535	$15,111
Current liabilities
Current maturities of long-term debt	$411	$631
Notes payable	724	438
Accounts payable	2,057	2,014
Accrued advertising and promotion	512	436
Accrued income taxes	48	47
Accrued salaries and wages	269	318
Other current liabilities	667	590
Total current liabilities	4,688	4,474
Long-term debt	7,123	6,698
Deferred income taxes	401	525
Pension liability	997	1,024
Other liabilities	476	464
Commitments and contingencies
Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	836	806
Retained earnings	6,752	6,571
Treasury stock, at cost	(4,364)	(3,997)
Accumulated other comprehensive income (loss)	(1,495)	(1,575)
Total Kellogg Company equity	1,834	1,910
Noncontrolling interests	16	16
Total equity	1,850	1,926
Total liabilities and equity	$15,535	$15,111
 * Condensed from audited financial statements.

Kellogg Company and Subsidiaries
Adjustments to Reconcile As Reported Results to Currency-Neutral Comparable Results
(millions, except per share data)

	Quarter ended July 1, 2017				Year-to-date period ended July 1, 2017
(Results are unaudited)	Net sales	Cost of goods sold	Selling, general and administrative expense	Operating profit	Net sales	Cost of goods sold	Selling, general and administrative expense	Operating profit
Mark-to-market	$—	$(8)	$1	$7	$—	$21	$(7)	$(14)
Project K and cost reduction activities	—	20	76	(96)	—	35	203	(238)
Integration and transaction costs	—	—	—	—	—	—	1	(1)
Acquisitions	50	29	17	4	101	58	33	10
Foreign currency impact	(23)	(16)	(1)	(6)	(55)	(35)	(5)	(15)
Comparable adjustments	$27	$25	$93	$(91)	$46	$79	$225	$(258)

	Quarter ended July 2, 2016				Year-to-date period ended July 2, 2016
(Results are unaudited)	Net sales	Cost of goods sold	Selling, general and administrative expense	Operating profit	Net sales	Cost of goods sold	Selling, general and administrative expense	Operating profit
Mark-to-market	$—	$(16)	$(4)	$20	$—	$9	$(5)	$(4)
Project K and cost reduction activities	—	36	36	(72)	—	54	70	(124)
Integration and transaction costs	—	—	—	—	—	1	—	(1)
Venezuela operations impact	7	5	2	—	16	9	2	5
Venezuela remeasurement	—	7	—	(7)	—	12	1	(13)
Comparable adjustments	$7	$32	$34	$(59)	$16	$85	$68	$(137)
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Adjustments to Reconcile As Reported Results to Currency-Neutral Comparable Results
(millions, except per share data)

	Quarter ended July 1, 2017				Year-to-date period ended July 1, 2017
(Results are unaudited)	Interest expense	Income taxes	Net income (loss)	Per share amount: Diluted	Interest expense	Income taxes	Net income (loss)	Per share amount: Diluted
Mark-to-market (pre-tax)	$—	$—	$7	$0.02	$—	$—	$(14)	$(0.04)
Project K and cost reduction activities (pre-tax)	—	—	(96)	(0.27)	—	—	(238)	(0.67)
Integration and transaction costs (pre-tax)	—	—	—	—	—	—	(1)	—
Income tax benefit applicable to adjustments, net*	—	(31)	31	0.08	—	(81)	81	0.22
Foreign currency impact	(1)	(1)	(5)	(0.01)	(1)	(1)	(14)	(0.04)
Comparable adjustments	$(1)	$(32)	$(63)	$(0.18)	$(1)	$(82)	$(186)	$(0.53)

	Quarter ended July 2, 2016				Year-to-date period ended July 2, 2016
(Results are unaudited)	Interest expense	Income taxes	Net income (loss)	Per share amount: Diluted	Interest expense	Income taxes	Net income (loss)	Per share amount: Diluted
Mark-to-market (pre-tax)	$—	$—	$20	$0.05	$—	$—	$(4)	$(0.01)
Project K and cost reduction activities (pre-tax)	—	—	(72)	(0.20)	—	—	(124)	(0.35)
Other costs impacting comparability (pre-tax)	—	—	—	—	153	—	(153)	(0.43)
Integration and transaction costs (pre-tax)	—	—	—	—	—	—	(1)	—
Venezuela operations impact (pre-tax)	—	—	—	—	—	—	5	0.01
Venezuela remeasurement (pre-tax)	—	—	(5)	(0.01)	—	—	(11)	(0.03)
Income tax benefit applicable to adjustments, net*	—	(16)	16	0.04	—	(83)	83	0.24
Comparable adjustments	$—	$(16)	$(41)	$(0.12)	$153	$(83)	$(205)	$(0.57)
* Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Currency-Neutral Comparable Net Sales

Quarter ended July 1, 2017
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported net sales	$679	$803	$276	$391	$2,149	$566	$234	$238	$—	$3,187
Acquisitions	—	—	—	—	—	4	46	—	—	50
Comparable net sales	$679	$803	$276	$391	$2,149	$562	$188	$238	$—	$3,137
Foreign currency impact	—	—	—	(5)	(5)	(23)	(1)	6	—	(23)
Currency-neutral comparable net sales	$679	$803	$276	$396	$2,154	$585	$189	$232	$—	$3,160
Quarter ended July 2, 2016
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported net sales	$727	$803	$271	$406	$2,207	$629	$204	$228	$—	$3,268
Venezuela operations impact	—	—	—	—	—	—	7	—	—	7
Comparable net sales	$727	$803	$271	$406	$2,207	$629	$197	$228	$—	$3,261
% change - 2017 vs. 2016:
Reported growth	(6.6)%	—%	1.8%	(3.6)%	(2.6)%	(10.0)%	14.8%	4.3%	—%	(2.5)%
Acquisitions	—%	—%	—%	—%	—%	0.6%	22.4%	—%	—%	1.5%
Venezuela operations impact	—%	—%	—%	—%	—%	—%	(2.7)%	—%	—%	(0.2)%
Comparable growth	(6.6)%	—%	1.8%	(3.6)%	(2.6)%	(10.6)%	(4.9)%	4.3%	—%	(3.8)%
Foreign currency impact	—%	—%	—%	(1.0)%	(0.2)%	(3.6)%	(0.9)%	2.2%	—%	(0.7)%
Currency-neutral comparable growth	(6.6)%	—%	1.8%	(2.6)%	(2.4)%	(7.0)%	(4.0)%	2.1%	—%	(3.1)%
Volume (tonnage)					(3.7)%	(8.6)%	(7.4)%	(1.9)%	—%	(4.9)%
Pricing/mix					1.3%	1.6%	3.4%	4.0%	—%	1.8%
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Currency-Neutral Comparable Net Sales

Year-to-date period ended July 1, 2017
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported net sales	$1,398	$1,584	$671	$784	$4,437	$1,078	$456	$470	$—	$6,441
Acquisitions	—	—	—	1	1	7	93	—	—	101
Comparable net sales	$1,398	$1,584	$671	$783	$4,436	$1,071	$363	$470	$—	$6,340
Foreign currency impact	—	—	—	(1)	(1)	(62)	(7)	15	—	(55)
Currency-neutral comparable net sales	$1,398	$1,584	$671	$784	$4,437	$1,133	$370	$455	$—	$6,395
Year-to-date period ended July 2, 2016
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported net sales	$1,494	$1,635	$647	$820	$4,596	$1,227	$396	$444	$—	$6,663
Venezuela operations impact	—	—	—	—	—	—	16	—	—	16
Comparable net sales	$1,494	$1,635	$647	$820	$4,596	$1,227	$380	$444	$—	$6,647
% change - 2017 vs. 2016:
Reported growth	(6.5)%	(3.1)%	3.7%	(4.3)%	(3.5)%	(12.1)%	15.3%	5.7%	—%	(3.3)%
Acquisitions	—%	—%	—%	0.2%	—%	0.6%	23.4%	—%	—%	1.5%
Venezuela operations impact	—%	—%	—%	—%	—%	—%	(3.7)%	—%	—%	(0.2)%
Comparable growth	(6.5)%	(3.1)%	3.7%	(4.5)%	(3.5)%	(12.7)%	(4.4)%	5.7%	—%	(4.6)%
Foreign currency impact	—%	—%	—%	(0.1)%	—%	(5.1)%	(1.9)%	3.2%	—%	(0.8)%
Currency-neutral comparable growth	(6.5)%	(3.1)%	3.7%	(4.4)%	(3.5)%	(7.6)%	(2.5)%	2.5%	—%	(3.8)%
Volume (tonnage)					(4.3)%	(9.8)%	(6.7)%	0.1%	—%	(5.3)%
Pricing/mix					0.8%	2.2%	4.2%	2.4%	—%	1.5%
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Comparable Operating Profit

Quarter ended July 1, 2017
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported	$176	$22	$70	$59	$327	$76	$26	$19	$5	$453
Mark-to-market	—	—	—	—	—	—	—	—	7	7
Project K and cost reduction activities	(1)	(79)	(1)	(2)	(83)	(2)	(3)	(3)	(5)	(96)
Acquisitions	—	—	—	—	—	—	4	—	—	4
Comparable	$177	$101	$71	$61	$410	$78	$25	$22	$3	$538
Foreign currency impact	—	—	—	(1)	(1)	(4)	—	1	(2)	(6)
Currency-neutral comparable	$177	$101	$71	$62	$411	$82	$25	$21	$5	$544
Quarter ended July 2, 2016
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported	$165	$69	$60	$47	$341	$68	$20	$12	$8	$449
Mark-to-market	—	—	—	—	—	—	—	—	20	20
Project K and cost reduction activities	(4)	(34)	(1)	(4)	(43)	(14)	(4)	(4)	(7)	(72)
Venezuela remeasurement	—	—	—	—	—	—	(7)	—	—	(7)
Comparable	$169	$103	$61	$51	$384	$82	$31	$16	$(5)	$508
% change - 2017 vs. 2016:
Reported growth	6.4%	(68.0)%	16.9%	26.1%	(4.0)%	11.9%	29.2%	57.1%	(44.9)%	0.7%
Mark-to-market	—%	—%	—%	—%	—%	—%	—%	—%	(126.2)%	(3.1)%
Project K and cost reduction activities	1.4%	(66.6)%	1.6%	8.6%	(10.6)%	16.9%	6.6%	16.8%	(110.3)%	(4.2)%
Integration and transaction costs	—%	—%	—%	—%	—%	0.4%	(2.0)%	1.5%	—%	—%
Acquisitions	—%	—%	—%	—%	—%	(0.3)%	19.2%	—%	—%	0.8%
Venezuela operations impact	—%	—%	—%	—%	—%	—%	(0.8)%	—%	(1.5)%	—%
Venezuela remeasurement	—%	—%	—%	—%	—%	—%	22.5%	—%	—%	1.3%
Comparable growth	5.0%	(1.4)%	15.3%	17.5%	6.6%	(5.1)%	(16.3)%	38.8%	193.1%	5.9%
Foreign currency impact	—%	—%	—%	(1.0)%	(0.2)%	(4.0)%	(1.7)%	3.9%	(41.2)%	(1.0)%
Currency-neutral comparable growth	5.0%	(1.4)%	15.3%	18.5%	6.8%	(1.1)%	(14.6)%	34.9%	234.3%	6.9%
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Comparable Operating Profit

Year-to-date period ended July 1, 2017
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported	$336	$(22)	$166	$108	$588	$142	$59	$41	$(17)	$813
Mark-to-market	—	—	—	—	—	—	—	—	(14)	(14)
Project K and cost reduction activities	(2)	(199)	(1)	(9)	(211)	(8)	(4)	(4)	(11)	(238)
Integration and transaction costs	—	—	—	—	—	—	(1)	—	—	(1)
Acquisitions	—	—	—	(2)	(2)	—	12	—	—	10
Comparable	$338	$177	$167	$119	$801	$150	$52	$45	$8	$1,056
Foreign currency impact	—	—	—	(1)	(1)	(11)	(3)	2	(2)	(15)
Currency-neutral comparable	$338	$177	$167	$120	$802	$161	$55	$43	$10	$1,071
Year-to-date period ended July 2, 2016
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported	$313	$152	$146	$92	$703	$138	$43	$29	$(26)	$887
Mark-to-market	—	—	—	—	—	—	—	—	(4)	(4)
Project K and cost reduction activities	(9)	(54)	(3)	(13)	(79)	(28)	(4)	(4)	(9)	(124)
Integration and transaction costs	—	—	—	—	—	(1)	—	—	—	(1)
Venezuela operations impact	—	—	—	—	—	—	5	—	—	5
Venezuela remeasurement	—	—	—	—	—	—	(13)	—	—	(13)
Comparable	$322	$206	$149	$105	$782	$167	$55	$33	$(13)	$1,024
% change - 2017 vs. 2016:
Reported growth	7.4%	(114.5)%	13.7%	17.7%	(16.3)%	3.3%	36.7%	43.0%	30.6%	(8.4)%
Mark-to-market	—%	—%	—%	—%	—%	—%	—%	—%	(53.6)%	(1.2)%
Project K and cost reduction activities	2.2%	(100.5)%	2.1%	6.2%	(18.5)%	12.8%	2.6%	4.9%	(79.3)%	(12.1)%
Integration and transaction costs	—%	—%	—%	—%	—%	0.3%	(2.3)%	1.1%	(1.8)%	—%
Acquisitions	—%	—%	—%	(1.7)%	(0.2)%	(0.3)%	25.5%	—%	—%	1.0%
Venezuela operations impact	—%	—%	—%	—%	—%	—%	(15.1)%	—%	(1.1)%	(0.6)%
Venezuela remeasurement	—%	—%	—%	—%	—%	—%	29.7%	—%	—%	1.3%
Comparable growth	5.2%	(14.0)%	11.6%	13.2%	2.4%	(9.5)%	(3.7)%	37.0%	166.4%	3.2%
Foreign currency impact	—%	—%	—%	(0.2)%	(0.1)%	(6.0)%	(5.2)%	5.7%	(27.8)%	(1.4)%
Currency-neutral comparable growth	5.2%	(14.0)%	11.6%	13.4%	2.5%	(3.5)%	1.5%	31.3%	194.2%	4.6%
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Margin to Currency-Neutral Comparable Operating Margin

	Quarter ended July 1, 2017
	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
	Basis points change										%
Reported	3.2	(5.8)	3.3	3.5	(0.2)	2.6	1.2	2.7	—	0.4	14.2%
Mark-to-market	—	—	—	—	—	—	—	—	—	(0.5)	0.2%
Project K and cost reduction activities	0.3	(5.7)	0.3	0.6	(1.9)	1.9	0.4	0.4	—	(0.8)	(3.0)%
Other costs impacting comparability	—	—	—	—	—	—	—	—	—	—	—%
Integration and transaction costs	—	—	—	—	—	—	(0.2)	0.1	—	0.1	—%
Acquisitions	—	—	—	—	—	(0.1)	(0.6)	—	—	(0.2)	(0.2)%
Venezuela operations impact	—	—	—	—	—	—	0.3	—	—	—	—%
Venezuela remeasurement	—	—	—	—	—	—	3.1	—	—	0.2	—%
Comparable	2.9	(0.1)	3.0	2.9	1.7	0.8	(1.8)	2.2	—	1.6	17.2%
Foreign currency impact	—	—	—	0.1	—	(0.1)	(0.2)	0.1	—	—	—%
Currency-neutral comparable	2.9	(0.1)	3.0	2.8	1.7	0.9	(1.6)	2.1	—	1.6	17.2%
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Margin to Currency-Neutral Comparable Operating Margin

	Year-to-date period ended July 1, 2017
	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
	Basis points change										%
Reported	3.1	(10.7)	2.1	2.6	(2.0)	2.0	2.0	2.2	—	(0.7)	12.6%
Mark-to-market	—	—	—	—	—	—	—	—	—	(0.1)	(0.2)%
Project K and cost reduction activities	0.4	(9.3)	0.3	0.5	(3.0)	1.6	—	(0.1)	—	(1.9)	(3.7)%
Other costs impacting comparability	—	—	—	—	—	—	—	—	—	—	—%
Integration and transaction costs	—	—	—	—	—	0.1	(0.2)	0.1	—	—	(0.1)%
Acquisitions	—	—	—	(0.2)	(0.1)	(0.2)	(0.3)	—	—	(0.1)	(0.1)%
Venezuela operations impact	—	—	—	—	—	—	(1.0)	—	—	(0.1)	—%
Venezuela remeasurement	—	—	—	—	—	—	3.4	—	—	0.2	—%
Comparable	2.7	(1.4)	1.8	2.3	1.1	0.5	0.1	2.2	—	1.3	16.7%
Foreign currency impact	—	—	—	(0.1)	—	(0.1)	(0.5)	0.1	—	—	—%
Currency-neutral comparable	2.7	(1.4)	1.8	2.4	1.1	0.6	0.6	2.1	—	1.3	16.7%
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Effective Tax Rate
to Comparable Effective Tax Rate

	Quarter ended		Year-to-date period ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Reported effective tax rate	26.4%	27.4%	20.9%	25.2%
Mark-to-market	0.1%	0.5%	0.2%	0.5%
Project K and cost reduction activities	(1.9)%	(1.0)%	(3.3)%	(0.2)%
Other costs impacting comparability	—%	—%	—%	(1.7)%
Venezuela operations impact	—%	—%	—%	(0.1)%
Venezuela remeasurement	—%	0.3%	—%	0.3%
Comparable effective tax rate	28.2%	27.6%	24.0%	26.4%
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Significant items impacting comparability
Project K and cost reduction activities
In February 2017, the Company announced an expansion and an extension to its previously-announced global efficiency and effectiveness program ("Project K"). Project K is expected to continue generating a significant amount of savings that may be invested in key strategic areas of focus for the business. The Company expects that these savings may be used to drive future growth in the business. We recorded pre-tax charges related to this program of $96 million and $237 million for the quarter and year-to-date periods ended July 1, 2017, respectively. We also recorded pre-tax charges of $60 million and $107 million for the quarter and year-to-date periods ended July 2, 2016, respectively.

In 2015 we initiated the implementation of a Zero-Based Budgeting (ZBB) program in our North America business. During 2016 ZBB was expanded to include international segments of the business. In support of the ZBB initiative, we incurred pre-tax charges of less than $1 million for the quarter ended July 1, 2017 and $1 million for the year-to-date period ended July 1, 2017. We also incurred pre-tax charges of $12 million and $17 million for the quarter and year-to-date periods ended July 2, 2016, respectively.

Acquisitions
In December 2016, the Company acquired Ritmo Investimentos, controlling shareholder of Parati S/A, Afical Ltda and Padua Ltda ("Parati Group"), a leading Brazilian food group for approximately BRL 1.38 billion ($381 million) or $379 million, net of cash and cash equivalents. The purchase price was subject to certain working capital and net debt adjustments based on the actual working capital and net debt existing on the acquisition date compared to targeted amounts. These adjustments were finalized during the quarter ended July 1, 2017 and resulted in a purchase price reduction of BRL 14 million ($4 million). In our Latin America reportable segment, for the quarter ended July 1, 2017 the acquisition added $46 million in net sales and $4 million of operating profit (before integration costs) that impacted the comparability of our reported results. For the year-to-date period ended July 1, 2017 the acquisition added $93 million in net sales and $12 million of operating profit (before integration costs) that impacted the comparability of our reported results.

Mark-to-market accounting for pension plans, commodities and certain foreign currency contracts
We recognize mark-to-market adjustments for pension plans, commodity contracts, and certain foreign currency contracts as incurred. Actuarial gains/losses for pension plans are recognized in the year they occur. Changes between contract and market prices for commodities contracts and certain foreign currency contracts result in gains/losses that are recognized in the quarter they occur. We recorded total pre-tax mark-to-market benefit of $7 million and a pre-tax charge of $14 million for the quarter and year-to-date periods ended July 1, 2017, respectively. We also recorded a pre-tax mark-to-market benefit of $20 million and a pre-tax charge of $4 million for the quarter and year-to-date periods ended July 2, 2016, respectively.

Other costs impacting comparability

During the quarter ended April 2, 2016, we redeemed $475 million of our 7.45% U.S. Dollar Debentures due 2031. In connection with the debt redemption, we incurred $153 million of interest expense, consisting primarily of a premium on the tender offer and also including accelerated losses on pre-issuance interest rate hedges, acceleration of fees and debt discount on the redeemed debt and fees related to the tender offer.

Venezuela
There was a material change in the business environment, including a worsening of our access to key raw materials subject to restrictions, and a related significant drop in production volume in the fourth quarter of 2016. These supply chain disruptions, along with other factors such as the worsening economic environment in Venezuela and the limited access to dollars to import goods through the use of any of the available currency mechanisms, have impaired our ability to effectively operate and fully control our Venezuelan subsidiary.

As of December 31, 2016, we deconsolidated and changed to the cost method of accounting for our Venezuelan subsidiary. For the quarter ended July 2, 2016 the deconsolidation reduced net sales by $7 million and operating profit by less than $1 million which impacted the comparability of our reported results. For the year-to-date period ended July 2, 2016 the deconsolidation reduced net sales by $16 million and operating profit by $5 million which impacted the comparability of our reported results.

In 2016 certain non-monetary assets related to our Venezuelan subsidiary continued to be remeasured at historical exchange rates. As these assets were utilized by our Venezuelan subsidiary during 2016 they were recognized in the income statement at historical exchange rates resulting in an unfavorable impact. As a result of the utilization of the remaining non-monetary assets, we experienced an unfavorable pre-tax impact approximately $5 million and $11 million during the quarter and year-to-date periods ended July 2, 2016, primarily impacting COGS.

Foreign currency translation
We evaluate the operating results of our business on a currency-neutral basis. We determine currency-neutral operating results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.